BUSINESS LICENSE

City of Las Vegas | Las Vegas, Nevada

IN ACCORDANCE WITH THE PROVISIONS OF THE LAS VEGAS MUNICIPAL CODE, AS AMENDED, LICENSE IS HEREBY GRANTED TO OPERATE THE BUSINESS REFERENCED BELOW.

CONDITIONAL LICENSE

LICENSE #: M64-00008

RENEWAL DATE: 07/01/2018

EXPIRATION DATE: 01/01/2019

TYPE OF LICENSE: X90 – MEDICAL MARIJUANA CULTIVATION FACILITY OLV CULTIVATION FACILITY

BUSINESS LOCATION: 3375 PEPPER LN

ISSUED TO:

NEVADA MEDICAL GROUP LLC
3375 PEPPER LN
LAS VEGAS, NV 89120

CONDITIONS

This license is only valid with an active license for the same activity, ownership and location from the primary local licensing jurisdiction.

Deputy Director, Planning Department

Failure to maintain an active state license or SNHD health permit, if required, renders this business license invalid.

Post in a conspicuous place.

FM-0152-02-18
Form 167